                                                                   EXHIBIT 10.34

                                 April 3, 1996

Honorable H. Norman Schwarzkopf
400 N. Ashley, Suite 3050
Tampa, Florida 33602

     Re: Consulting Agreement

Dear General Schwarzkopf:

     This letter constitutes the agreement between you and Home Shopping Network, Inc. (the "Company") regarding consulting services that you have agreed to provide to the Company.

     You have agreed to consult with and advise senior executive officers of the Company, from time to time, on matters relating to the Company's business, both domestic and international. It is understood that you will not be required to devote any specific time to your services as a consultant hereunder, but shall respond to requests from the Company on a reasonable basis based upon your other time commitments. You will not be expected to travel or attend meetings with third parties unless you specifically agree to do so. Any travel undertaken at the Company's request will be reimbursed by the Company.

     In consideration of your services as consultant to the Company, you will be granted options to purchase 50,000 shares of the Company's common stock under the 1996 Stock Option Plan for Employees. Your options will vest in equal installments over a three year period from the date of this letter, and otherwise will conform to the provisions of the Stock Option Plan. The exercise price for your options will be based on the closing price of the Company's common stock on the day action is taken by the Compensation/Benefits Committee of the Board of Directors to approve the grant of the options.

     This agreement will continue in force for three years from the date set forth above.

     We are delighted to have the benefit of your assistance and counsel and look forward to working with you. Please sign and return a copy of this letter to confirm the terms of this consulting agreement.

                                          Very truly yours,

                                          --------------------------------------
                                          James G. Held
                                          President and Chief Executive Officer

Accepted and agreed to:

---------------------------------------------------------
H. Norman Schwarzkopf